                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

              Advanced Environmental Recycling Technologies, Inc.
              --------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


              --------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

              Advanced Environmental Recycling Technologies, Inc.
                          801 North Jefferson Street
                          Springdale, Arkansas 72764



                   Notice of Annual Meeting of Stockholders
                           To be Held July 23, 1999

To the Stockholders:

     The Annual Meeting of Stockholders (the "Annual Meeting") of A.E.R.T., Inc. (the "Company") will be held at the Northwest Arkansas Holiday Inn located at Springdale, Arkansas on the 23rd day of July, 1999, at 10:00 a.m., local time, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

     1. Proposal No. 1: To elect nine members to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected and qualify.

     2. Proposal No. 2: To act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Class A Common Stock from 50,000,000 to 75,000,000.

     3. Proposal No. 3: To amend and increase the AERT, Inc. 1997 Securities Plan by the addition of 2 million shares.

     4. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 1999.

     5. To transact such other business and to consider and take action upon any and all matters that may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on June 22, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                  Sincerely,



                                  Marjorie S. Brooks
                                  Secretary


     A proxy card and Annual Report of the Company for the year ended December 31, 1998 are enclosed. We hope that you can attend this meeting in person, but if you cannot do so please mark, date, sign and return the enclosed proxy.

                     PLEASE MAIL OR FAX YOUR PROXY...NOW!
                               I M P O R T A N T

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

                           801 North Jefferson Street
                           Springdale, Arkansas 72764



                                PROXY STATEMENT
                                ---------------


                    SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited on behalf of the Board of Directors of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas, at 10:00 a.m. local time, Friday, July 23, 1999, and at any adjournments thereof. The notice of meeting, proxy statement and form of proxy are being mailed to stockholders on or about June 30, 1999.

A proxy may be revoked by delivering a written notice of revocation to the principal office of the Company or in person at the meeting at any time prior to the voting thereof.


                 VOTING SECURITES AND PRINCIPAL HOLDERS THEREOF

At June 22, 1999, there were 22,201,888 shares of Class A Common Stock, 1,465,530 shares of Class B Common Stock and 900 shares of Series B Preferred Stock issued and outstanding. In November 1998, in order to provide necessary expansion and working capital to finance the Company's operations, the Company sold 900 shares of Series B Preferred Stock at $1,000 per share, in a private placement to four investors, including Marjorie S. Brooks. The Company also issued 2,000 shares of Series A and C Preferred Stock in November 1998, in a private placement to finance the Company's operations. The Series A and C Preferred Stock is non-voting except in those instances where Delaware law expressly requires otherwise. The Series B Preferred Stock is convertible at a price of $1.20 per share and is entitled to vote on all matters submitted to a vote of shareholders on an as-converted basis resulting in voting rights of 2,500 per share of Series B Preferred Stock. The holders of record of the Class A Common Stock, Class B Common Stock and Series B Preferred Stock outstanding on June 22, 1999, the record date, will vote together as a single class on all matters submitted to stockholders and such other matters as may properly come before the Annual Meeting and any adjournments. Each outstanding share of Class A Common Stock entitles the holder thereof to one vote on matters submitted to the stockholders and each share of Class B Common Stock entitles the holder thereof to five votes on matters submitted to the stockholders.

The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more nominees (See "Proposal for Election of Directors" for the method of withholding authority to vote for directors). By withholding authority, shares will not be voted either for or against a particular matter but will be counted for quorum purposes. Brokers "non-votes" are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved.

The Company's officers and directors own approximately 33.1% of the currently outstanding shares of Class A Common Stock (including 18,799,582 shares subject to warrants and options which have not been exercised and as to which the holders of such warrants and options accordingly have no current voting rights), 93.9% of the shares of Class B Common Stock and approximately 27.6% of the currently outstanding shares of Series B Preferred Stock, and collectively owned shares representing approximately 42.9% of the votes entitled to be cast upon matters submitted at the Annual Meeting. Marjorie S. Brooks and corporations controlled by her own shares representing approximately 28.6% of the votes entitled to be cast and may be in a position to control the Company.

The following table sets forth, as of June 17, 1999, certain information with regard to the beneficial ownership of the Company's capital stock by each holder of 5% or more of any class of the outstanding stock, by each director of the Company, and by all officers and directors as a group:

Name and Address                       Title of       Number of Shares of        Percentage of Class         Percentage of
of Beneficial Owner                    Class(1)          Common Stock(2)         Outstanding (2)(16)      Total Voting Power
-------------------                    --------       -------------------        -------------------      ------------------
                                                                                                              (2)(17)
                                                                                                              -------
------------------------------------------------------------------------------------------------------------------------------
Marjorie S. Brooks                   Class A                    9,754,665 (3)             23.8%                 28.6%
P. O. Box 1237                       Class B                      837,588 (4)             57.2%
Springdale, AR  72764                Preferred-
                                     Series B                         400 (5)             13.8%
------------------------------------------------------------------------------------------------------------------------------
Joe G. Brooks                        Class A                      838,442 (6)              2.0%                  4.3%
HC 10, Box 116                       Class B                      284,396                 19.4%
Junction, TX 76849
------------------------------------------------------------------------------------------------------------------------------
J. Douglas Brooks                    Class A                      821,573 (7)              2.0%                  2.8%
P. O. Box 1237                       Class B                      131,051                  8.9%
Springdale, AR 72765
------------------------------------------------------------------------------------------------------------------------------
Jerry B. Burkett                     Class A                      165,000 (8)               *                     *
2110 Hemme Road                      Class B                       33,311                   *
Stuttgart, AR  72160
------------------------------------------------------------------------------------------------------------------------------
Sal Miwa                             Class A                      428,000 (9)              1.0%                      *
c/o Seiwa Optical Co.
50 Tice Boulevard
Woodcliff Lake, NJ 07675
------------------------------------------------------------------------------------------------------------------------------
Stephen W. Brooks                    Class A                     745,116 (10)              1.8%                  2.3%
P. O. Box 291                        Class B                      89,311                   6.1%
Springdale, AR 72765
------------------------------------------------------------------------------------------------------------------------------
J. Grant Martin                      Class A                     250,000 (11)               *                     *
P. O. Box 1237
Springdale, AR 72765
------------------------------------------------------------------------------------------------------------------------------
James H. Culp, Ph.D.                 Class A                     375,000 (11)               *                     *
120 Silver Lace Drive
Lake Jackson, TX 77566
------------------------------------------------------------------------------------------------------------------------------
Peter S. Lau                         Class A                     104,715 (12)               *                     *
30 Wall Street, 11th Floor
New York, NY 10005
------------------------------------------------------------------------------------------------------------------------------
Michael M. Tull                      Class A                      71,000 (13)               *                    2.0%
c/o I. W. Tull Sales Co.             Preferred-
1475 Holcomb Bridge Rd.              Series B                        400                  13.8%
Suite 113
Roswell, GA 30076
------------------------------------------------------------------------------------------------------------------------------
R. A. Mackie & Co., L.P.             Class A                   1,947,736 (14)              4.8%                  4.2%
and Robert A. Mackie, Jr.            Preferred-
P. O. Box 380                        Series C                        300                  10.3%
Irvington, NY 10533
------------------------------------------------------------------------------------------------------------------------------
Delbert & Pat Allen                  Class A                   1,322,524 (15)              3.2%                  2.5%
14128 Dawn Hill Road
Siloam Springs, AR  72761
------------------------------------------------------------------------------------------------------------------------------
All officers and directors           Class A                  13,553,511                  31.1%                 42.9%
as a group (ten persons)             Class B                   1,375,657                  93.9%
                                     Preferred-
                                     Series B                        800                  27.6%
------------------------------------------------------------------------------------------------------------------------------
* Less than 1%
------------------------------------------------------------------------------------------------------------------------------

(1) The Class B Common Stock is substantially identical to the Class A Common Stock, except that each share of Class B Common Stock has five votes per share and each share of Class A Common Stock has one vote per share. Each share of Class B Common Stock is convertible into one share of Class A Common Stock. Each share of Series B Preferred Stock is convertible into 833-1/3 shares of Class A Common Stock. The Series B Preferred Stock (900 shares) has voting rights of 2,500 votes per share. No other Preferred Stock carries any voting rights.

(2) Beneficial ownership of shares determined in accordance with Rule 13d-3(d)(1) of the Exchange Act and includes shares underlying outstanding warrants and options which the named individual has the right to acquire within sixty days of June 16, 1999.

(3) Includes 2,608,940 shares owned directly, 493,645 in trusts controlled by Mrs. Brooks, 350,000 shares issuable upon exercise of stock options, 3,000 shares issuable upon exercise of Bonus Warrants, 325,000 shares issuable upon exercise of Class C Warrants, 3,974,080 shares issuable upon exercise of Class F and Class G Warrants issued in connection with a private placement of Class A Common Stock in May 1994 and 2,000,000 shares issuable upon exercise of Class H Warrants.

(4) Includes 403,946 shares owned directly by Mrs. Brooks and 433,642 shares owned by two corporations controlled by Mrs. Brooks. (Razorback Farms, Inc. is the record owner of 312,320 shares and Southern Minerals and Fiber, Inc. is the record owner of 121,322 shares, representing approximately 21.3% and 8.3%, respectively, of the Class B Common Stock). Excludes additional shares owned by adult children of Mrs. Brooks, including Joe G. Brooks and J. Douglas Brooks, as to which she disclaims a beneficial interest.

(5) Includes Series B Convertible Preferred Stock owned indirectly by Mrs. Brooks. Razorback Farms, Inc. is the record owner of 165 shares. Brooks Investment Company is the record owner of 235 shares.

(6) Includes 354,067 shares owned directly, 4,500 shares owned as custodian for Joe G. Brooks' minor child, 38,205 shares owned as custodian for Brooks' Children's Trust, 1,500 shares issuable upon exercise of Bonus Warrants owned as custodian for Mr. Brook's minor child, 38,250 shares issuable upon exercise of Bonus Warrants owned as custodian for Brook's Children's Trust, 1,875 shares issuable upon exercise of Bonus Warrants owned directly and 300,000 shares issuable upon exercise of stock options.

(7) Includes 370,932 shares owned directly, 33,021 shares owned indirectly, 7,620 shares issuable upon exercise of Bonus Warrants and 410,000 shares issuable upon exercise of stock options.

(8) Includes 13,000 shares owned directly, 2,000 shares owned by Mr. Burkett as custodian for his minor child, 10,000 shares owned by a partnership controlled by Mr. Burkett and 140,000 shares issuable upon exercise of stock options.

(9) Includes 3,000 shares owned directly and 425,000 shares issuable upon exercise of stock options.

(10) Includes 370,116 shares owned directly and 375,000 shares issuable upon exercise of stock options.

(11) Represents shares issuable upon exercise of stock options.

(12) Includes 75,000 shares issuable upon exercise of stock options and 29,715 shares issuable upon exercise of Class I Warrants.

(13) Includes 71,000 shares owned directly.

(14) Mr. Mackie is the beneficial and sole owner of 420,000 shares of Class A Common Shares, 1,012,000 Class B Warrants of the Company and 50,000 other warrants of the Company. R. A. Mackie & Co., L.P. is the beneficial and sole owner of 156,136 Class B Warrants of the Company and 57,500 Warrants of the Company. R. A. Mackie & Co., L.P. is also due an additional 252,100 Warrants from the Company.

(15) Includes 777,214 shares owned directly, and 175,468 shares issuable upon exercise of Class F Warrants and 175,468 shares issuable upon exercise of Class G Warrants, and 194,374 shares issuable upon exercise of Bonus Warrants.

(16) Class A Common Stock beneficial ownership is calculated based on 41,001,470 shares outstanding as of June 17, 1999, which includes 18,799,582 shares which may be acquired through the exercise of options and warrants within 60 days of June 17, 1999. Class B Common Stock beneficial ownership is calculated based on 1,465,530 shares outstanding on June 17, 1999. Preferred stock beneficial ownership is calculated based on 2,900 shares outstanding on June 17, 1999.

(17) Calculated based on 52,245,786 shares outstanding on June 17, 1999, which includes voting rights on all classes of stock, options and warrants which can be acquired within 60 days of June 17, 1999.

At June 17, 1999, there were 22,201,888 shares of Class A Common Stock and 1,465,530 shares of Class B Common Stock issued and outstanding. The previous table sets forth, the directors, officers and 5% shareholders, as a group directly owned shares representing approximately 42.9% of the votes entitled to be cast upon matters submitted to a vote of the Company's stockholders, and Marjorie S. Brooks and corporations controlled by her owned shares representing approximately 28.6% of the votes entitled to be cast and may be in a position to control the Company.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The directors and executive officers of the Company are as follows:

Name                 Age        Position
----                 ---        --------

Joe G. Brooks        44         Chairman and Co-Chief Executive Officer and
                                Director
Sal Miwa             42         Vice-Chairman of the Board and Director
Stephen W. Brooks    42         Co-Chief Executive Officer and Director
J. Grant Martin      52         President
J. Douglas Brooks    39         Executive Vice-President
Marjorie S. Brooks   63         Secretary, Treasurer and Director
Edward J. Lysen      61         Chief Financial Officer
Jerry B. Burkett     42         Director
Dr. James H. Culp    53         Director
Peter S. Lau         45         Director
Michael M. Tull      45         Director


The Company's Board of Directors elected Joe G. Brooks as its Chairman and Co-Chief Executive Officer on December 11, 1998. Mr. Brooks has previously served as President and has been a director since the Company's inception in December 1988. He was also previously Chairman and CEO from inception until August 1993. Mr. Brooks is a director and Chairman of the Standing Committee of the Arkansas Recycling Coalition for Buy Recycled Business Alliance for the State of Arkansas and serves on their Executive Committee. He is a member of Clean Texas 2000, appointed by Governor George Bush in 1995. Mr. Brooks received his B.S. and Masters degree in Food Service and Technology from the University of Arkansas.

On December 11, 1998, the Company's Board of Directors elected Sal Miwa as its Vice-Chairman. Mr. Miwa has served as its Chairman for 3 years before this election. He has been an outside director of the Company since January 1994. Since January 1991, Sal Miwa has served as President and CEO of Seiwa Optical Co., an importer of special camera systems located in Woodcliff Lake, New Jersey. For the past 20-years he has been engaged in various international businesses located in U.S., Canada, Japan and Europe. He received his Masters degree in Aerospace Engineering from the Massachusetts Institute of Technology.

The Company's Board of Directors elected Stephen W. Brooks as Co-Chief Executive Officer on December 11, 1998. Mr. Brooks has served as its Chief Executive Officer for the last three years and has been a director since January 1996. Mr. Brooks has served since January 1996, as CEO and Chairman of the Board of Razorback Farms, Inc.; a Springdale, Arkansas based firm that specializes in vegetables for processing. Mr. Brooks also serves on the Board of the Ozark Food Processors Association. Mr. Brooks received his B.S. degree in Agriculture from the University of Arkansas.

The Board of Directors elected J. Grant Martin as President in December 1998. Mr. Martin joined the Company in February 1997 and served as Chief Operating Officer. Mr. Martin has extensive technical and manufacturing experience with companies in the United States and overseas. Mr. Martin was previously employed from 1994 - 1997 as Vice-President of Operations of Mrs. Crockett's Kitchens, a large Texas manufacturing facility and prior to that served from 1982 - 1994 as a Vice-President for PSI, Inc., a national engineering testing company.

J. Douglas Brooks is Executive Vice-President and in charge of Technical Services, which includes Quality Assurance, R&D, Raw Material Processing, Development and Sourcing. Mr. Brooks was Project Manager for AERT's polyethylene recycling program with The Dow Chemical Company and is joint inventor on several of AERT's process patents for recycling polyethylene film for composites. Mr. Brooks received his B.S. degree in Agriculture from the University of Arkansas and his Master of Science degree from Texas A&M University.

Marjorie S. Brooks has been Secretary, Treasurer, and a director since the Company's inception in December 1988. Mrs. Brooks also serves as a director of Juniper Industries, Inc. and Razorback Farms, Inc., and has served as Secretary and Treasurer of Brooks Investment Co., a holding company for the Brooks' family investments, for more than the past thirty years, and has served as President of Haskell Foods, Inc. for over twenty years.

Edward J. Lysen joined AERT in April 1999 as Chief Financial Officer. Mr. Lysen has over 30 years experience in financial management. Prior to entering the private sector, Mr. Lysen was a consultant in the Management Consulting Group, KPMG-Peat Marwick from 1966 to 1979. From 1979 to 1992, Mr. Lysen was Sr. V.P, CFO and on the Board of Tuesday Morning, Inc., a publicly traded retailer. From 1993 to 1996, he served as Chairman of the Board and CFO of Distribution Data Management Systems, a computer service provider in the office products industry. In 1996, Mr. Lysen entered the financial planning industry with AAL, a leading fraternal benefits society. In 1998 to 1999, he was the CFO of Hairston Roberson, a leading designer and manufacturer of women's fashion apparel. He has an MBA in Finance from Northwestern University and is a Certified Public Accountant.

Jerry B. Burkett was appointed to the Board of Directors of the Company on May 17, 1993. Mr. Burkett has been a rice and grain farmer since 1979 and has been a principal in other closely held businesses. He is the past President of the Arkansas County Farm Bureau. Mr. Burkett received his B.S. degree in Agriculture from the University of Arkansas.

Dr. James H. Culp received a B.S. Degree in Chemistry from the University of Alabama and Ph.D. Degree in Analytical and Nuclear Chemistry from Texas A&M University. Dr. Culp was an Assistant Professor of Chemical Oceanography at Texas A&M University for two years before joining The Dow Chemical Company. Dr. Culp worked at Dow in research, manufacturing, business development, and supply chain for 24 years. His last responsibility at Dow was North American Supply Chain Director for Engineering Thermoplastics and North American Recycle Plastics Director. Dr. Culp retired from Dow in April 1996. He joined the AERT Board as Director of Technology in July 1996 and also served as special board assistant to the CEO from October 1996 until October 1997.

Peter S. Lau was appointed an outside director to the Board of Directors of the Company in April 1997. Mr. Lau has served since February 1999 as managing director of corporate finance of American Fronteer Financial Corporation (AFFC), formerly known as RAF Financial Corporation, a regional securities broker/dealer with 11 offices in 10 states, that is owned by Fronteer Financial Holdings, Ltd. (OTC BB: FDIR). Mr. Lau is formerly an associate of Heng Fung Capital, Inc. and Heng Fung Equities, Inc.

(subsidiary of Heng Fung Holdings Company Limited, a Hong Kong public traded company). Mr. Lau is a graduate of the University of Hartford with a B.S. and M.S. in accounting.

Michael M. Tull was appointed an outside director to the Board of Directors of the Company in December 1998. Since 1996, Mr. Tull has served as President and majority owner of I. W. Tull Sales Company, a manufacturer's representative company, which professionally represents nine manufacturing companies and is responsible for sales and marketing of those companies' window and door related components in the southeastern United States. Mr. Tull serves on boards of several closely held family businesses and since February 1999, has served as President and a Board of Director member of the National Wild Turkey Federation, which is one of the largest North American conservation organizations with membership of 200,000.

Dr. Thomas J. Hairston has twenty-seven years experience with Dow Chemical Company as corporate Vice President, Director of Research and Development, Business Manager, New Venture Manager and researcher with eighteen patents and numerous publications and awards. He served as a past member of the Board of Directors for Dow joint ventures Cynara(TM) and Generon(TM) and C. D. Medical Co. Dr. Hairston from June 1996 through August 1998, was Director of Biotechnology and Environmental Science at Stephen F. Austin University and since October 1994 until present is a consultant in the chemical, petrochemical and environmental areas for H & H Business Helpers, Inc. Dr. Hairston received his Ph.D. in Chemistry from Texas A&M University.

Joe G. Brooks, Stephen W. Brooks and J. Douglas Brooks are brothers and are sons of Marjorie S. Brooks. There are no other familial relationships between the current directors and executive officers.

Each of the Company's directors is elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

The Audit Committee of the Board of Directors consists of three outside directors: Peter S. Lau (Chairman), James H. Culp, and Sal Miwa. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

The Compensation and Stock Option Committee consists of Jerry B. Burkett (Chairman), Sal Miwa, Marjorie S. Brooks and Michael M. Tull. The Compensation and Stock Option Committee establishes and administers the Company's compensation and stock option plans on behalf of the Board of Directors and approves stock options granted thereunder.

The Executive Committee consists of three outside board members with Sal Miwa (Chairman), James H. Culp and Michael M. Tull and four executive management members, consisting of Joe G. Brooks, Stephen W. Brooks, J. Douglas Brooks and
J. Grant Martin. The Executive Committee establishes corporate policies, manpower, technology, cost accounting and day-to-day operations of the Company.

The Litigation Committee consists of Joe G. Brooks (Chairman), James H. Culp and Sal Miwa. The Litigation Committee establishes and administers the Company's litigation plans on behalf of the Board of Directors.

                            EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by the Company during the three years ended December 31, 1998 to each executive officer of the Company whose aggregate cash compensation exceeded $100,000 during the 1998 fiscal year, and to each person who served as the chief executive officer.

                           SUMMARY COMPENSATION TABLE

           Annual Compensation                             Long-Term Compensation
           -------------------                             ----------------------
                                                                   Awards                   Payouts
                                                                   ------                   -------

                                                          Restricted        Securities               Long-term
Name and                                      Other       Annual Stock      Underlying                Incentive     All Other
Principal Position          Year   Salary     Bonus       Compensation         Awards      Options     Payouts     Compensation
------------------          ----   ------     -----       ------------      ----------     -------   ----------    ------------
Joe G. Brooks                1998  $105,231      $0            $0               $0               0       $     0     $     0
Chairman & Co-CEO            1997    61,731       0             0                0               0             0           0
                             1996    55,392       0             0                0               0             0           0

Stephen W. Brooks            1998         0       0             0                0               0             0           0
Co-CEO                       1997         0       0             0                0         250,000             0           0
                             1996         0       0             0                0               0             0           0

J. Grant Martin              1998    90,000       0             0                0               0             0           0
President                    1997    74,423       0             0                0               0             0     $45,500(1)

(1)  relocation expense

       AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 1998
                       AND FISCAL YEAR-END OPTION VALUES

                                                     Number of          Value of Unexercised
                       Number of                Unexercised Options     In-the-Money Options
                         Shares                 at December 31, 1998    at December 31, 1998
                        Acquired      Value         Exercisable/            Exercisable/
Name                  on Exercise   Realized       Unexercisable           Unexercisable
--------------------------------------------------------------------------------------------------
Stephen W. Brooks              0    $      0       275,000/250,000        $64,850/$53,250
J. Grant Martin          150,000     112,203       150,000/200,000          56,300/50,100
Joe G. Brooks                  0           0       300,000/200,000         121,500/50,100


                             DIRECTOR COMPENSATION

Non-employee directors do not receive cash compensation for serving on the Company's Board of Directors however; such persons are reimbursed for out-of-pocket expenses in connection with their attendance at meetings. Directors are paid long-term compensation in the form of stock option grants under the Company's Non-Employee Director Stock Option Plan. Such plan provides for annual grants of options to purchase 25,000 shares of Class A Common Stock at the fair market value of said stock on the date of such grant.

                              SECTION 16 REPORTING

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and National Association of Securities Dealers. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all forms filed pursuant to Section 16(a). Based on a review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 4 or Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1998, its executive officers, directors and greater than ten-percent beneficial owners were in compliance with applicable requirements of Section 16(a).

                   COMPENSATION AND OPTIONS COMMITTEE REPORT

The Compensation and Options Committee consists of Jerry B. Burkett, Sal Miwa, Marjorie S. Brooks and Michael M. Tull. This committee establishes and administers the Company's Compensation and stock option plans on behalf of the Board of Directors and approves stock options granted thereunder.

The overall compensation policy of the Company is to maximize shareholder return by combining annual and long-term compensation to executives based upon corporate and individual performance. Annual compensation is paid in the form of base salary, which is subjectively determined by the Board based upon senior management's recommendation. Additionally, although no cash bonuses have been paid to executives, the Board reserves the right to grant such bonuses if the Company's performance so warrants. Long-term compensation to executives is built around the Company's stock option programs.

Base salaries are reviewed and approved by the full Board at the time an officer is hired and thereafter on a periodic basis as determined appropriate by the Board and senior management. Base salaries are subjectively determined based upon a number of factors, including level and scope of responsibility, salaries paid for comparable positions at similarly situated companies and individual and corporate performance. No base salary increases were effected for executives during 1998, primarily as a result of the Company's performance and cash flow position.

The Company effects stock option grants from time-to-time as a mechanism for providing long-term, non-cash compensation to executives. The Board believes that stock options are (especially in the context of an emerging growth company) an effective incentive for executives and managers to create value for the Company and its shareholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. By utilizing stock-based compensation, the Company can focus much-needed cash flow, which would otherwise be paid out as compensation, back into the daily operations of the business. Individual stock option grants are subjectively determined based upon a number of factors, including individual performance and prior year's grants. Based upon these factors, during 1998 there were no options issued to purchase Class A common stock. All option grants would be made at an exercise price equal to the fair market value of the underlying stock on the date of grant.

During 1998, Stephen W. Brooks, the Company's Chief Executive Officer, did not receive any base salary or long-term compensation awards. Mr. Brooks has chosen to defer salaried compensation as to which time the Company has achieved positive cash flow and profitability.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At March 31, 1998, the Company was obligated under a non-cancelable lease with Marjorie S. Brooks, a principal stockholder, for land and building where a production facility is located. The lease has an expiration date of April 30, 2001, and rental payments of $1,519 per month.

In April 1998, Robert A. Mackie, an affiliated accredited investor, loaned the Company $300,000 on a 6 month basis. Said investor received 100,000 consulting warrants and may convert said warrants into Class A Common and be able to sell said shares, once a registration statement covering said transaction becomes effective.

In 1997 and 1998, Joe G. Brooks, an officer of the Company, purchased two pickups for the Company's sales force utilizing his personal credit, of which the balance remaining for such transactions at December 31, 1998 was $4,178 and $12,556. The officer realized no gain or compensation from this transaction.

During 1998, the Company had an agreement with Brooks Investment Co., an affiliate which is owned by Marjorie S. Brooks, whereby the Company agreed to transfer certain of its trade receivables as collateral, which the affiliate deemed acceptable, up to $900,000 at any one time. Upon acceptance of a transfer of a receivable, the affiliate would remit to the Company 100% of the receivable, as defined in the agreement, and the Company would remit to the affiliate up to .88% as a factoring charge. The Company indemnified the affiliate for any loss arising out of rejections or returns of any merchandise, or any claims asserted by the Company's customers. During 1998, the Company transferred an aggregate of approximately $12,863,000 in receivables under this agreement, of which $695,447 remained to be collected as of December 31, 1998. During 1997 and 1996, the Company transferred an aggregate of approximately $9,090,000 and $7,317,000, respectively, in receivables under this agreement, none of which remains to be collected. Costs of approximately $113,189, $73,718 and $61,555 associated with the factoring agreement are included in selling and administrative costs at December 31, 1998, 1997 and 1996, respectively.

In March 1999, Marjorie S. Brooks, the Company's major shareholder, increased the Company's factoring line to $2 million. The new terms allow the factor to charge up to 2% per invoice, and the Company must guarantee the receivables. At December 31, 1998, accounts payable-related parties included the $695,447 discussed above and $149,203 relating to factoring charges and other miscellaneous items owed to related parties.

The Company has made various purchases from Razorback Farms, Inc., an affiliated company owned by Marjorie S. Brooks, which is also primarily owned by the majority shareholder, in the first quarter of 1999 totaling $8,685 (unaudited). In 1998, purchases from the affiliated company totaled $171,102. The purchases were primarily composed of labor and transportation expenses, which were at rates comparable to or below those in the market. Management believes the goods and services obtained were on terms and conditions, which could not have been obtained from outside sources.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

The Bylaws of the Company provide that the number of directors constituting the Board of Directors shall be determined from time to time by resolution of the Board of Directors. The Board of Directors has set the number of directors at nine. The Company currently has eight directors and at the meeting nine directors are to be elected by the holders of shares outstanding Class A and Class B Common Stock and Series B Preferred Stock voting together as a single class. To be elected, each director must receive a plurality of the votes cast at the Annual Meeting. All directors serve for a term of one year and until their successors are duly elected and qualified. Each outstanding share of Class A Common Stock entitles the holder thereof to one vote with respect to the election of each of the nine director positions to be filled and each outstanding share of Class B Common Stock entitles the holder thereof to five votes with respect to the election of each of the nine director positions to be filled, and each outstanding share of Series B Preferred Stock (is entitled to vote on an "as-converted" basis) resulting in 2,500 votes per share.

The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. If you wish to grant authority to vote for all nominees, check the box marked "FOR". If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD".
If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the names(s) of the nominee(s) for whom you are withholding the authority to vote by drawing a line through the name(s) of such nominee(s). If you withhold authority to vote your shares, such vote will be treated as an abstention and accordingly your shares will neither be voted for or against a director but will be counted for quorum purposes.

The nine nominees for director are: Joe G. Brooks, Sal Miwa, Stephen W. Brooks, Marjorie S. Brooks, Jerry B. Burkett, Dr. James H. Culp, Peter S. Lau, Michael
M. Tull and Dr. Tom Hairston. All of the nominees except Dr. Tom Hairston are presently directors of the Company. Joe G. Brooks is Chairman and Co-Chief Executive Officer, Sal Miwa is Vice-Chairman of the Board of the Company and Stephen W. Brooks is currently Co-Chief Executive Officer.

The enclosed proxy if properly signed and returned, will be voted for the election of the nine nominees named above, unless authority to vote is withheld. Management recommends that the stockholders vote in favor of the nine nominees named above. In the event, one or more nominees become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed proxy, for such substitute nominees as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve, if elected.


                                PROPOSAL NO. 2:
                   AMENDMENT TO THE ARTICLES OF INCORPORATION
          TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The current authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"), 50,000,000 shares of Class A Common Stock, $.01 par value (the "Class A"), and 7,500,000 shares of Class B Common Stock $.01 par value (the "Class B"), of which 22,201,888 shares of Class A Common Stock, 1,465,530 shares of Class B Common Stock and 2,900 shares of Preferred Stock, were issued and outstanding at June 16, 1999. On June 11, 1999, the Board adopted a proposed amendment to Article "Fourth" of the Company's Articles of Incorporation (the "Articles of Incorporation") increasing the authorized number of shares of Class A Common Stock from 50,000,000 shares to 75,000,000 shares for submission the shareholders. In addition to the 22,201,888 shares of Class A Common Stock outstanding on June 16, 1999, approximately 4,190,500 shares are reserved for issuance upon exercise of currently outstanding options put rights and other employee incentive grants and 19,017,285 warrants and to purchase the Company's Common Stock and 2,416,666 shares are reserved for issuance upon conversion of the Company's Preferred Stock leaving approximately no shares available for issuance.

Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the company and ratably to receive dividends, if any, as may be declared from time to time by the Board from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to the Preferred Stock that is currently outstanding. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to shareholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any Preferred Stock then outstanding.

If the proposed amendment is approved, all or any part of the authorized but unissued shares of Common Stock may thereafter be issued without further approval from the shareholders, except as may be required by law or the policies of any stock exchange on which the shares of stock of the Company may be listed, for such purposes and on such terms as the Board may determine. Holders of the capital stock of the company do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that current shareholders do not have a prior right to purchase any issue of Common Stock in order to maintain their proportionate ownership.

The proposed amendment will not affect the rights of existing holders of Common Stock except to the extent that future issuances of Common Stock will reduce each existing shareholders' proportionate ownership.

If the proposed amendment is adopted, Section FOURTH, subsection (a), of the Certificate of Incorporation would be amended to read as follows:

     "FOURTH: (A) The aggregate number of shares which the Corporation shall have the authority to issue is Eighty-Seven Million Five Hundred Thousand (87,500,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $1.00 per share, Seventy-Five Million (75,000,000) shares of Class A Common Stock having a par value of $.01 per share, and Seven Million Five Hundred Thousand (7,500,000) shares of Class B Common Stock having a par value of $.01 per share."

The Board has determined that it would be appropriate for the Company to increase the number of authorized shares of Common Stock in order to have additional shares available for possible future acquisition or financing transactions, stock splits, stock dividends and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions.

The affirmative vote of holders of at least 51% of the outstanding shares of Common Stock entitled to vote at the Meeting is required in order to adopt the proposed amendment. Unless indicated to the contrary, the enclosed proxy will be voted for the proposed amendment. Unless indicated to the contrary, the enclosed proxy will be voted for the proposed amendment. Votes "withheld" or abstaining from voting will have the same effect as a negative vote or a vote "against" the proposed amendment. Furthermore, if you do not attend the meeting in person or return your properly completed and signed proxy card, you will effectively be voting against the amendment. In addition, failure to obtain shareholder approval may have an adverse affect on the Company's business strategy.

The Board recommends that the shareholders vote "FOR" the proposed amendment.

                                PROPOSAL NO. 3:
                       AMENDMENT TO 1997 SECURITIES PLAN


OVERVIEW AND OBJECTIVES
-----------------------

On June 11, 1999, the Board of Directors of the Company approved and recommends a Vote "For" the proposed Amendment to Increase Advanced Environmental Recycling Technologies, Inc. 1997 Securities Plan by 2 million shares. Effective this 23rd day of July, 1999 (with prior approval July 23, 1997 the "Effective Date") described herein, Advanced Environmental Recycling Technologies, Inc. (the "Company") amends that the Advanced Environmental Recycling Technologies, Inc. 1997 Securities Plan (the "Plan") to benefit the Company's stockholders by creating a flexible vehicle to provide a variety of medium and long-term incentive compensation opportunities to management of the Company. In doing so, the Plan provides an important link between the compensation of senior and executive management, as well as mid-level management and/or hourly associates, and Company performance. The Awards under the Plan will compensate management and associates for the creation of shareholder value. In this way, the Plan is intended to encourage and reward superior performance by individuals whose performance is a key element in achieving the Company's continued financial and operational success. In addition, the Plan will assist the Company's recruiting, rewarding, retaining, and motivating management and associates to achieve the Company's mission of being a top performer in its industry by rewarding the creation of shareholder value.

ELIGIBILITY
-----------

Awards may be granted only to Employees who are designated as Participants from time to time by the Committee. The Committee shall consider an individual's position, responsibilities, and importance to the Company among other factors in determining which Employees shall be Participants. The types of Awards to be made to Participants and the terms, conditions, and limitations applicable to the Awards are left to the sole discretion of the Committee, subject to the terms of the Plan. The Committee's decision as to eligibility and the nature and timing of Awards under the Plan is final.

TYPES OF AWARDS
---------------

Awards shall be made in the form of Stock Options, Restricted Stock, Performance Awards, and other types of Awards described below. Subject to the other provisions of this Plan, Awards may also be granted individually, in combination, or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan and any other employee plan of the Company.

(1) A Stock Option is a right to purchase a specified number of Shares at a specified price during such specified time, as the Committee shall determine.

     (a) Stock Options granted may be either of a type that complies with the requirements of incentive stock options as defined in Section 422 of the Code ("Incentive Stock Options") or of a type that does not comply with such requirements ("Non Qualified Stock Options"); provided, however, that the aggregate number of Shares which may be offered for purchase pursuant to Incentive Stock Options under this Plan shall be amended to not exceed four million (4,000,000), the aggregate number of Shares which may be offered for purchase pursuant to Non-Qualified Stock Options under this Plan shall not exceed one million (1,000,000) Shares and at any time after a Qualified Public Offering that the aggregate number of Shares which may be offered to any Employee during any calendar year shall not exceed three-hundred fifty thousand (350,000) Shares.

     (b) The exercise price per Share of any Stock Option shall be determined by the Committee and set forth in the Award Agreement. However, a Stock Option granted to a "covered employee" as defined in Section 162(m) of the Code shall not have an exercise price less than the Fair Market Value of a Share on the date the Stock Option is granted.

     (c) A Stock Option may be exercised, in whole or in part, by the giving of written notice of exercise to the Company specifying the number of Shares to be purchased.

     (d) The exercise price of the Shares subject to the Stock Option may be paid in cash or may also be paid by the tender of Shares already owned by the Participant (to the extent permitted by Rule 16b-3), or through a combination of cash and Shares, or through such other means the Committee determines are consistent with the Plan's purpose and applicable law. No fractional Shares will be issued or accepted.

     (e) If an Incentive Stock Option is granted to a Participant who owns or is deemed to own (by reason of the attribution rules of Section 424 (d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or subsidiary), the exercise price shall be at least one hundred ten percent (110%) of the Fair Market Value per Share on the date such stock option is granted.

          No portion of any Incentive Stock Option may be exercised after the expiration of ten (10) years from the date such stock option is granted. However, if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424 (d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or subsidiary) and an Incentive Stock Option is granted to such Participant, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the date such option is granted.

          Upon termination of Participant's employment, the Participant may not exercise any Incentive Stock Option later than three (3) months after his termination of employment, except in the case of death or disability.

          If Shares acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years form the date such Incentive Stock Option is granted or one (1) year from the transfer of Shares to the Participant pursuant to the exercise of such Incentive Stock Option or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the statutes for any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

          The Committee may not grant Incentive Stock Options under the Plan to any Participant which would permit the aggregate Fair Market Value (determined on the date such Stock Option is granted) of the Shares with respect to which Incentive Stock Options under this and any other plan of the Company and its subsidiaries) are exercisable for the first time by such Participant during any calendar year to exceed two hundred and fifty thousand dollars ($250,000).

(2) Shares of Restricted Stock are Shares that are issued to a Participant and are subject to such terms, conditions, and restrictions as the Committee deems appropriate, which may include, but are not limited to, restrictions upon the sale, assignment, transfer, or other disposition of the Restricted Stock and the requirement of forfeiture of the Restricted Stock upon termination of employment under certain specified conditions. As a condition to any Award hereunder, the Committee may require a Participant to pay to the Company an amount equal to, or in excess of, the par value of the shares of Restricted Stock awarded to him or her. Any such Restricted Stock Award shall automatically expire if not purchased in accordance with the Committee's requirements, if any, within thirty (30) days after the date of grant. The Committee may provide for the lapse of any such term or condition or waive any term or condition based on such factors or criteria as the Committee may determine. The Participant shall have, with respect to awards of Restricted Stock for which the Participant is the holder of record, all of the rights of a shareholder of the Company, including the right to vote the Restricted Stock and the right to receive any cash or stock dividends on such Restricted Stock. The Committee shall have the discretionary authority to determine the total number of Shares available for Awards under the Plan as Restricted Stock to be issued during the duration of the Plan, however, the maximum number of Shares that may be issued to any Participant or Participants as Restricted Stock under the Plan shall be amended to not exceed one-million (1,000,000) Shares.

(3) Performance Awards may be granted under this Plan from time to time based on the terms and conditions as the Committee deems appropriate provided that such Awards shall not be inconsistent with the terms and purposes of this Plan. Performance Awards may be in the form of performance units, performance shares and such other forms of Performance Awards, which the Committee shall determine. For this purpose, "performance shares" are grants of Shares based on satisfying preestablished Company performance criteria set by the Committee. "Performance Units" are cash allotments of dollar-denominated units whose payment or value is contingent on performance as measured against predetermined objectives over a multi-year period of time. The Committee shall determine the performance measurements and criteria for such Performance Awards.

(4) The Committee may from time to time grant (i) Shares, (ii) other stock-based and nonstock-based Awards under the Plan including, without limitation, those Awards pursuant to which Shares are or may in the future be acquired, (iii) Awards denominated in Share units, (iv) securities convertible into Shares, (v) phantom securities (whereby Participants can take advantage in the appreciation of Share prices without actual ownership of Shares), (vi) dividend equivalents (whereby a Participant becomes entitled through the 17 use of a derivative security attached to an option to dividends and other rights derived form the underlying Shares had the Participant owned such Shares), and (vii) other forms or derivative related to the Shares as it deems appropriate. The Committee shall determine the terms and conditions of such other stock, stock-based, and non-stock based Awards provided that such Awards shall not be consistent with the terms and purposes of this Plan.

SHARES SUBJECT TO THE PLAN
--------------------------

The number of Shares for which Awards may be granted under the Plan be amended with the addition of two million shares to not exceed five million (5,000,000) Shares. To the extent permitted by Section 16, any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited Awards, or Awards settled in cash in lieu of Shares, shall be available for further Awards.

Additional rules for determining the number of Shares granted under the Plan maybe made by the Committee, as it deems necessary or appropriate.

The Shares or other stock which may be issued pursuant to an Award under the Plan may be treasury or authorize, but unissued stock, or stock may be acquired, subsequently or in anticipation of the transaction, in the open market or in private transactions to satisfy the requirements of the Plan.
ADMINISTRATION
--------------

"Committee" means the Compensation Committee of the Board, which shall be comprised solely of no less than two outside directors. For this purpose, the term "outside director" means a director of the Board who (i) is not an Employee or a former Employee of the Company, (ii) has never served as an officer of an entity currently affiliated with the Company, and (iii) is not paid compensation from the Company, directly or indirectly, in any capacity other than as a director. Each member of the Committee at the time of his appointment to the Committee and while he is a member thereof, must also be a "disinterested person," as that term is defined in Rule 16b-3 promulgated under the Exchange Act.

The Committee shall have the power to interpret and administer the Plan. All questions of interpretation with respect to the Plan, the number of Shares or other securities, or units granted, and the terms of any Award Agreements shall be determined by the Committee and its determination shall be final and conclusive upon all parties in interest. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

The Committee may delegate to the officers or employees of the Company the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Committee may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Awards thereunder as these relate to Insiders including but not limited to decisions regarding the timing, eligibility, pricing, amount or other material terms of such Awards.

A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the committee. The Committee will be responsible for declaring the material terms under which the Performance Awards are to be paid, including performance goals. Prior to the payment of a performance-based Award, the Committee shall certify that the predetermined performance goals and any other material terms were in fact satisfied. The Committee shall periodically determine the Participants in the Plan and the nature, amount, pricing, timing, and other terms of Awards to be made to such individuals. However, the committee must ratify all awards under the program to the Company's chief executive officer.

CHANGES IN CAPITALIZATION
-------------------------

If, while any Awards are outstanding, the outstanding Shares have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments shall be made by the Committee in the number and/or kind of shares which are subject to purchase or award under outstanding Awards and in the purchase price or prices applicable to such outstanding Awards in order to prevent the dilution or enlargement of rights, to the end that the same proportion of the Company's common stock in each instance shall remain subject to purchase at the same aggregate purchase price. In addition, in any such event, the number and/or kind of Shares which may be offered under the Plan shall also be proportionately adjusted to the same end.

To the extent that the foregoing adjustments relate to Awards, Shares, or securities of the Company, such adjustments shall be made by the committee and its determination in that respect shall be final, binding, and conclusive. The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.



CHANGE OF CONTROL
-----------------

The Committee shall determine the effect of Change of Control and specify such effect in Award Agreements that are issued pursuant to the Plan. These effects may include, but are not limited to:

(a) Offering to purchase any outstanding Award made pursuant to this Plan from the holder for its Fair Market Value or such value established under the Award Agreement, as determined by the Committee, as of the date of the Change of Control; or

(b) Making adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change of Control.

For the purposes of this Section, a "Change of Control" shall mean the earliest date on which any of the following events shall occur:

          (a) there shall be consummated any consolidation or merger of the Company in which the stockholders own 70% or less of a newly-merged entity;

          (b) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

          (c) The acquisition by a third party of twenty percent (20%) or more of the Company's then outstanding securities having the right to vote in the election of directors; or

          (d) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease of any reason(other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

AMENDMENT AND TERMINATION
-------------------------

The Board may at any time amend, suspend, or terminate the Plan. The Committee may at any time alter or amend any or all Award Agreements under the Plan to comply with any laws that govern such agreements. However, no such action may, without further approval of the stockholders of the Company, be effective if such approval is required in order that transactions in Company securities under the Plan, as they relate to Insiders, be exempt form the operation of Section16
(b) of the Exchange Act, and the Board may not amend the Plan so as to:

(a) increase the number of Shares which may be issued under the Plan, except as provided for in Article VIII;
(b) materially modify the requirements as to eligibility for participation in the Plan;
(c)  materially increase the benefits accruing to Participants under the Plan;
     or
(d) extend the duration of the Plan beyond the date approved by the stockholders of the Company.

TITLE NAME AWARD TYPE
---------------------

Although the program allows the Committee to grant market price options, the Company intends to structure current and future plans to avoid deferred compensation expense. It is the intention of the Company to make an initial grant of options that will have a grant value calculated to deliver three years' worth of competitive long-term compensation.

MISCELLANEOUS
-------------

The Plan shall, subject to stockholder approval, continue from its Effective Date until December 31, 2007, unless the Plan is terminated in accordance with the provisions. The laws of the State of Delaware shall govern all matters relating to this Plan except to the extent superseded by the laws of the United States. The Plan shall be submitted to the stockholders of the Company for their approval and adoption. The Plan shall not be effective and no Award shall be made hereunder, unless and until the Plan has been so approved and adopted at a meeting of the Company's stockholders. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the options granted or Shares to be purchased or transferred are being acquired for investment and not with a view to their distribution.

The Board recommends that the shareholders vote "FOR" the proposed amendment.

                               PERFORMANCE GRAPH

The following graph compares the five-year cumulative total shareholder return, including reinvested dividends, on AERT common stock, with two other indexes:

                    FIVE-YEAR CUMULATIVE TOTAL RETURNS (1)

                             [GRAPH APPEARS HERE]

Dollars/shares
$350   $300   $250  $200  $150  $100   $50   $0

Fiscal Year Ending December 31
1993   1994   1995  1996  1997  1998

  -----------------------------------------------------------------------------
   . Advanced Environmental . Materials and Construction . Nasdaq Market Index
  -----------------------------------------------------------------------------

                                     FISCAL YEAR ENDING DECEMBER 31

                              1993   1994     1995    1996    1997     1998
Advanced Environmental        $100    26.32    89.47   34.21   31.58    68.42
Materials and Construction    $100    88.22   103.30  117.55  128.38   129.75
Nasdaq Market Index           $100   104.99   136.18  169.23  207.00   291.96

Assumes $100 invested on December 31, 1993, in AERT common stock, Materials and Construction composite index, and the Nasdaq Market Index weighted by market capitalization each year, of the Media General Industry Group 63 Materials and Construction.

(1)  Total return assumes reinvestment of dividends.

                        ADDITIONAL INFORMATION AVAILABLE

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF JUNE 22, 1999, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.


                             AUDITORS TO BE PRESENT

A representative of Arthur Andersen, L.L.P., the Company's auditors for 1998 and the current year, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to questions.


                                 OTHER MATTERS

The Board of Directors has no knowledge of any other matters, which may come before the meeting and does not intend to present any other matters. However, if any other matters should properly come before the meeting or any adjournments thereof, the persons named, as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.


                     COST AND METHOD OF PROXY SOLICITATION

The Company will pay the cost of proxy solicitation. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers and other regular employees of the Company may, if necessary, request the return of proxies by telephone, telegram, fax or in person.


                             STOCKHOLDER PROPOSALS

Stockholder proposals for the next Annual Meeting of Stockholders anticipated to be held in July, 2000, must be received at the Company's corporate offices, 801 North Jefferson Street, Post Office Box 1237, Springdale, Arkansas 72765, on or before December 31, 1999.

The foregoing Notice and Proxy Statement are sent by order of the Board of Directors.



Joe G. Brooks
Chairman

Dated: June 18, 1999

[X]  Please mark your votes as in this example.

          FOR all nominees list    WITHHOLD authorization        Nominees: Joe G. Brooks
          at right (except as      to vote for all nominees                Sal Miwa
          marked to the contrary   listed at right                         Stephen W. Brooks
          below)                                                           Marjorie S. Brooks
1. Election                                                                Jerry B. Burkett
   of                                                                      Dr. James H. Culp
 Directors            [__]            [__]                                 Peter S. Lau
                                                                           Michael M. Tull
                                                                           Dr. Tom Hairston

To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.

2. Proposed increase of authorized Class A Common Stock from 50,000,000 to 75,000,000 shares
3. Proposed Amendment to 1997 Securities Plan by addition of 2 million shares
4. Ratify appointment of Arthur Andersen LLP

              ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 23, 1999.

The undersigned hereby appoints Joe G. Brooks as Proxy, with full power to appoint his substitute, and hereby authorizes to represent and vote, as designated on this proxy, all shares of common stock of Advanced Environmental Recycling Technologies, Inc. held of record by the undersigned on the record date June 22, 1999 at the Annual Meeting of Stockholders of the Company to be held at the Northwest Arkansas Holiday Inn, Springdale, Arkansas on Friday, July 23, 1999 at 10:00 a.m., and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4.

The undersigned acknowledges receipt of the formal notice of such meeting and the 1998 Annual Report of the Company.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

SIGNATURE (S) ___________________________________ DATE: _____________, 1999

Note: Please sign above exactly as name appears on the certificate. When shares are held by joint tenants both should sign. If a corporation or partnership, sign in corporate or partnership name by authorized person or partner.